Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Varonis Systems, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	(1)	Other	6,402,279	$45.26	$289,767,147.54	0.0001381	$40,016.85

Total Offering Amounts:						$289,767,147.54		40,016.85
Total Fee Offsets:								0.00
Net Fee Due:								$40,016.85

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Offering Note(s)

(1)	(1a) Represents additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance under the Registrant’s Amended and Restated 2023 Omnibus Equity Incentive Plan (the “A&R 2023 Incentive Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the 2023 A&R Incentive Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration that increases the number of the outstanding shares of Common Stock.

(1b) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on July 23, 2026.